Exhibit 99.1
Grubb & Ellis Company Closes Credit Facility with Colony Capital
SANTA ANA, Calif., April 18, 2011 /PRNewswire/ — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that it closed the $18 million credit facility with Colony Capital that the company previously announced on March 30, 2011. The company has drawn the initial $9 million tranche under the facility, and anticipates that the second $9 million tranche will fund subsequent to May 15, 2011.
In conjunction with this financing, which was provided by a lending affiliate of Colony Capital, Colony was granted an exclusive 60-day period, which commenced on March 30, 2011, to evaluate a potential larger strategic transaction with Grubb & Ellis. Should the company and Colony enter into a definitive agreement for a strategic transaction, the company retains the right to solicit competing strategic transactions for a period of 25 business days thereafter.
Colony Capital, LLC, is a private, international investment firm focusing primarily on debt and equity investments in real estate-related assets and operating companies.
JMP Securities served as financial advisor to Grubb & Ellis in connection with the financing.
About Grubb & Ellis Company
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs. For more information, visit www.grubb-ellis.com.

Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and events in future periods to be materially different from those anticipated, including risks and uncertainties related to the financial markets. Such factors which could adversely affect the company’s ability to obtain these results include, among other things: (i) a continued or further weakness in the company’s Investment Management business, including the velocity and volume of equity raised; (ii) the general economic pressures on transaction values of sales and leasing transactions and businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the company’s tenant-in-common programs, in particular; (v) the success of current and new investment programs; (vi) the success of new initiatives and investments; (vii) the inability to attain expected levels of revenue, performance, brand equity in general, and in the current macroeconomic and credit environment, in particular; (viii) the inability of the company’s subsidiary, NNN Realty Advisors, Inc. to come into compliance with the contractually specified net worth requirements with respect to approximately 30 percent of the tenant-in-common programs managed by the company; (ix) the nature and amount of the net intercompany balance between the company and its wholly-owned subsidiary, Daymark Realty Advisors, Inc., (x) the occurrence of bankruptcies by unaffiliated, individual investor entities in the company’s tenant-in-common programs which may result in demands for payments on certain non-recourse/carve-out guaranty and indemnification obligations issued by the company’s subsidiaries, which may, in turn, in the event such guaranty or indemnification obligations cannot be met, result in a cross-default under the company’s issued and outstanding Convertible Senior Notes; (xi) the ultimate outcome in various legal proceedings concerning tenant-in-common programs sponsored by the company’s subsidiaries, including the arbitration proceeding with respect to the Met 10 Center in Texas; (xii) the funding of the balance of the $18 million loan financing from Colony Capital; and (xiii) other factors described in the company’s annual report on Form 10-K for the fiscal year ending December 31, 2010, and in other Current Reports on Form 8-K filed by the company from time to time with the Securities and Exchange Commission. The company does not undertake any obligation to update forward-looking statements.